UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)
August 7, 2009
Gardner Denver, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13215	76-0419383

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Gardner Expressway Quincy, Illinois	62305

(Address of Principal Executive Offices)	(Zip Code)
(217) 222-5400
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
Gardner Denver, Inc. (the “Company”) announced a revision to its previously reported second quarter 2009 net income to include a $2.5 million ($0.05 per diluted share) non-cash income tax benefit associated with the finalization of the goodwill impairment charge, which was recorded after the issuance of the Company’s second quarter 2009 earnings press release. The revised net income and diluted earnings per share (“DEPS”) for the second quarter were $27.4 million and $0.53, respectively, versus the previously reported net income of $24.9 million and DEPS of $0.48. For the six-month period ended June 30, 2009, the Company generated a net loss of $221.8 million, or $4.28 on a per share basis, versus the previously reported net loss of $224.3 million or $4.33 on a per share basis. The three and six-month periods ended June 30, 2009 included expenses totaling $16.0 million and $289.1 million, respectively, for profit improvement initiatives, nonrecurring expenses and impairment charges. These expenses and the related income tax effect increased DEPS for the second quarter of 2009 by $0.03 and reduced DEPS for the six-month period ending June 30, 2009 by $5.29. This change did not affect reported operating income (loss), segment operating income (loss), income (loss) before income taxes or cash provided by operating activities.
Under generally accepted accounting principles in the U.S. (“GAAP”), a deferred tax liability arises when goodwill is deducted for tax but not book purposes. As a result of recording the goodwill impairment charge at one of our foreign subsidiaries, a portion of the deferred tax liability previously established at this entity was required to be reversed through deferred income tax expense.
The Company recorded an income tax benefit of $6.5 million in the three months ended June 30, 2009, compared to income tax expense of $19.3 million in the same period of 2008. The 2009 benefit included the reversal of deferred tax liabilities totaling $11.6 million associated with the goodwill and trade name impairment charges.
The provision for income taxes in the six months ended June 30, 2009 was $7.4 million, compared to $39.1 million in the same period of 2008. The provision in 2009 included the benefit of the reversal of deferred tax liabilities totaling $11.6 million described above partially offset by an $8.6 million valuation allowance against deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir. In the first quarter of 2009, the provision for income taxes also included the reversal of an income tax reserve related to a prior acquisition and related interest totaling $3.6 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GARDNER DENVER, INC.
Date: August 10, 2009	By:	/s/ Jeremy T. Steele
Jeremy T. Steele
Vice President, General Counsel and Assistant Secretary